UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 11, 2018

Intellicheck, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50296	11-3234779
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Jericho Quadrangle, Suite 202, Jericho, NY 11753

(Address of principal executive offices) (Zip code)

(516) 992-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors;

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 11, 2018, the Board of Directors (the “Board”) of Intellicheck, Inc. (the “Company”) appointed David E. Ullman to the Board, effective immediately. This brings the total number of board members to six.

David E. Ullman has extensive business expertise with a strong focus on retail, strategic planning and growth, as well as mergers and acquisitions. A seasoned retail executive, he spent nearly twenty years as Executive Vice President and Chief Financial Officer for billion-dollar retailer, manufacturer and e-commerce company, Jos. A. Bank Clothiers. The iconic retailer was acquired by Men’s Wearhouse in 2014 for $1.8 billion. Mr. Ullman has also held executive positions with Arthur Andersen and catalogue company Hanover Direct. From 2014 to 2017 Mr. Ullman served as a consultant and most recently, since 2017, Mr. Ullman has served as Chief Operating Officer, Chief Financial Officer and minority owner of Paul Fredrick Menstyle, a private retail company focused on designer and direct-to-consumer men’s apparel and related accessories.

It is anticipated that Mr. Ullman will be a member of the board of director’s audit committee. There are no arrangements or understandings between Mr. Ullman and any other persons pursuant to which he was selected as a director. Mr. Ullman will be eligible to receive the standard compensation paid to non-employee/non-investor directors previously disclosed by the Company. Neither the Company nor the Board is aware of any transaction in which Mr. Ullman has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Ullman will be indemnified by the Company pursuant to the Company’s Amended and Restated Certificate of Incorporation and Bylaws for actions associated with being a director.

A copy of the Company’s press release announcing the appointment of Mr. Ullman is attached hereto as Exhibit 99.1.

Item 9.01 - Financial Statements and Exhibits

99.1	Press release of Intellicheck, Inc. dated January 18, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 18, 2018	INTELLICHECK, INC.

	By:	/s/ Bill White
Bill White
Interim President and Chief Executive Officer; Chief Financial Officer